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                                                                    Exhibit 23.3



                           Consent of Independent Auditors



The Board of Directors
StarPress, Inc.


We consent to the incorporation by reference in the registration statement (No. 333-2642) on Form S-4 of Graphix Zone, Inc. of our report dated March 10, 1995, with repect to the balance sheets of StarPress Multimedia, Inc. as of December 31, 1994 and 1993, and the related statements of operations, shareholders' deficiency, and cash flows for the year ended Decmber 31, 1994 and for the period from September 7, 1993 (inception) to December 31, 1993, which report appears in the Form 8-K/A of Great Bear Technology Incorporated dated August 11, 1995.

                                                       /s/ KPMG Peat Marwick LLP

San Jose, California
June 6, 1996